Exhibit 4.2

TEXTRON INC.

OFFICERS’ CERTIFICATE
Pursuant to Section 3.1 of the Indenture

Textron Inc., a Delaware corporation (“Textron”), hereby certifies, through its Vice President — Investor Relations and Treasurer, Eric Salander, and its Assistant Secretary, Ann T. Willaman, pursuant to Section 3.1 of the Indenture dated as of September 10, 1999, between Textron and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Bank of New York), as Trustee (the “Indenture”), as follows:

1.                                      Pursuant to authority delegated by Textron’s Board of Directors on December 5, 2017 to the Chief Executive Officer and Chief Financial Officer of Textron and the written action of Frank T. Connor, Executive Vice President and Chief Financial Officer of Textron, dated as of April 30, 2019, Textron has created a series of senior debt securities of Textron, designated as the 3.900% Notes due September 17, 2029 (the “Notes”), to be issued under the Indenture, and authorized the sale of up to $300,000,000 aggregate principal amount of the Notes.

2.                                      The terms of the Notes as authorized and determined by written action of Frank T. Connor, Executive Vice President and Chief Financial Officer of Textron, dated April 30, 2019, are as follows:

(1)                                 The title of the Notes shall be 3.900% Notes due September 17, 2029 (CUSIP: 883203 CA7).

(2)                                 The Notes shall be issued under the Indenture.

(3)                                 The principal of the Notes shall be payable on September 17, 2029 in United States dollars.

(4)                                 The Notes shall bear interest at an annual rate of 3.900% from May 7, 2019, payable semiannually in arrears on March 17 and September 17 of each year, commencing September 17, 2019 until the principal of the Notes is paid or made available for payment. The interest payable on the Notes shall be paid to the persons in whose name the Notes are registered at the close of business on March 1 or September 1 (whether or not a Business Day) next preceding such March 17 or September 17, respectively. Interest on the Notes shall accrue from May 7, 2019. Principal and interest shall be paid in United States dollars.

(5)                                 The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof in United States dollars.

(6)                                 Payment of the principal of and interest on the Notes shall be made at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, New York, presently located at 240 Greenwich St.,

New York, New York, 10286; provided that, at the option of Textron, payment of interest with respect to the Notes may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register for the Notes.

(7)                                 The Notes shall be redeemable, at the option of Textron, in whole or in part on any date prior to the maturity date therefor established in paragraph (3) hereof (the “Redemption Date”), at the Redemption Price (as defined herein), plus accrued and unpaid interest on such Notes up to, but not including, such Redemption Date. For all purposes hereof:

“Adjusted Treasury Rate” means, with respect to the redemption of Notes of on a Redemption Date, the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue for the Notes, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to such Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means, with respect to the redemption of Notes on a Redemption Date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities having such comparable maturity.

“Comparable Treasury Price” means, with respect to the redemption of the Notes on a Redemption Date:

(a)                                 the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or

(b)                                 if Textron obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Par Call Date” means June 17, 2029.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means the Reference Treasury Dealer appointed by Textron.

“Redemption Price” means (a) with respect to the redemption of  the

Notes at any time prior to the Par Call Date, the greater of: (A) 100% of the principal amount of Notes to be redeemed and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of such Notes and interest on such Notes that would be due if such Notes matured on the Par Call Date but for such redemption (not including any portion of such interest payments accrued as of such Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate for such Notes plus 25 basis points, and (b) with respect to the redemption of the Notes at any time on or after the Par Call Date and prior to the maturity date therefor, 100% of the principal amount of the Notes to be redeemed.

“Reference Treasury Dealer” means each of (a) Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC and their successors, provided that if either of the foregoing ceases to be a Primary Treasury Dealer, Textron shall substitute another Primary Treasury Dealer and (b) any other Primary Treasury Dealers selected by Textron.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the redemption of Notes on a Redemption Date, the average, as determined by Textron, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) which such Reference Treasury Dealer quotes in writing to Textron at 5:00 p.m., New York City time, on the third Business Day before such Redemption Date.

(8)                                 The notice of redemption of the Notes may summarize the method by which the Redemption Price will be determined rather than state the actual dollar amount.

(9)                                 Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless Textron has exercised its right to redeem the Notes pursuant to paragraph (7) hereof, each Holder of the Notes will have the right to require Textron to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes as provided herein (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, on such Notes to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, Textron shall send, by first class mail, a notice to each Holder of the Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i)                         a description of the transaction or transactions that constitute such Change of Control Triggering Event;

(ii)                      that the Change of Control Offer is being made pursuant to this paragraph (9) and that all Notes validly tendered will be accepted for payment;

(iii)                   the Change of Control Payment and the date of the making thereof (the “Change of Control Payment Date”), which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law;

(iv)                  that any Note not tendered will continue to accrue interest;

(v)                     that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date unless Textron shall default in the Change of Control Payment and the only remaining right of the Holder thereof is to receive the Change of Control Payment upon surrender of such Note to the Paying Agent;

(vi)                  that Holders of Notes electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof;

(vii)               that if a Holder of Notes elects to have its Notes purchased pursuant to the Change of Control Offer it will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(viii)            that a Holder of Notes will be entitled to withdraw its election if Textron receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(ix)                  that if Notes are purchased only in part a new Note of the same type will be issued in a principal amount equal to the unpurchased portion of the Notes surrendered.

On the Change of Control Payment Date, Textron shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (iii) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Textron. The Paying Agent shall promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of an order from Textron, shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any, in denominations as set forth in the Indenture. Textron shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this paragraph (9), Textron will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (9) by virtue of such conflict.

For all purposes hereof:

“Below Investment Grade Rating Event “ means the ratings on the Notes are lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or Textron in writing at the Trustee’s or Textron’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(a)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Textron’s properties or assets and of Textron’s subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than Textron or one of Textron’s subsidiaries;

(b)  the adoption of a plan relating to liquidation or dissolution of Textron;

(c)  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Textron’s Voting Stock; or

(d)  the first day on which a majority of the members of Textron’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) Textron becomes a direct or indirect wholly owned subsidiary of a holding company and (2) immediately following that transaction, (A) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of Textron’s Voting Stock immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of Textron’s Board of Directors who (1) was a member of Textron’s Board of Directors on the date of the issuance of the Notes or (2) was nominated for election, elected or appointed to Textron’s Board of Directors with the approval of a majority of the Continuing Directors who were members of Textron’s Board of Directors at the time of such nomination, election or appointment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes of that publicly available for reasons outside of Textron’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Textron (as certified by a resolution of Textron’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings (acting through Standard & Poor’s Financial Services LLC), a division of S&P Global Inc., and its successors.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

(10)                          The Notes shall not be subject to any optional or mandatory sinking fund.

(11)                          The Notes shall be issued only in registered form without coupons.

(12)                          The Notes shall be issuable in definitive form as prescribed by the Indenture.

(13)                          The Notes shall be represented by one or more Global Securities in the form attached as Exhibit A.

(14)                          Textron will not pay additional amounts on the Notes held by a Person who is not a United States Person in respect of any tax, assessment or governmental charge withheld or deducted.

(15)                          Without notice to or consent of any Holder of Notes, Textron may, from time to time and at any time, issue and sell additional Notes with the same applicable terms and conditions as set forth above (or the same applicable terms and conditions except for the payment of interest accruing prior to the issue date of the additional Notes or except for the first payment of interest following the issue date of the additional Notes).

(16)                          The Trustee shall be the registrar and transfer agent for the Notes and the paying agent of Textron for the payment of the principal of and interest on the Notes; the Trustee shall authenticate the Notes in accordance with the Company Order relating thereto; and the register for the Notes shall be kept, and notices and demands to or upon Textron in respect of the Notes and the Indenture may be served, at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, New York.

Textron agrees (i) upon written request of the Trustee to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

Terms capitalized herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, Textron Inc., through the undersigned officers, signed this certificate and affixed the corporate seal of Textron Inc.

Dated:  May 7, 2019

TEXTRON INC.

By:	/s/ Eric Salander
Name:	Eric Salander
Title:	Vice President — Investor Relations and Treasurer

By:	/s/ Ann T. Willaman
Name:	Ann T. Willaman
Title:	Assistant Secretary